Exhibit 11
                    STATEMENT REGARDING COMPUTATION OF
                            PER SHARE EARNINGS


                                                  Fiscal Year Ended
                                          March 28,    March 29,    March 30,
                                              1995         1994         1993

PRIMARY

Shares outstanding at
beginning of period                      25,013,373   25,284,622   26,362,005

Weighted average number
of shares issued and
reacquired during period                   (267,323)    (191,438)    (550,294)

Assuming exercise of options
and warrants reduced by the
number of shares which could
have been purchased with the
proceeds from exercise                       17,665       74,165       91,652

Shares outstanding
for computation of
per share earnings                       24,763,715   25,167,349   25,903,363

Net income                             $(15,614,000) $11,295,000   $9,124,000

Earnings per share                           $(0.63)       $0.45        $0.35


FULLY DILUTED


Shares outstanding at
beginning of period                      25,013,373   25,284,622   26,362,005

Weighted average number
of shares issued and
reacquired during period                   (267,323)    (191,438)    (550,294)

Assuming exercise of options
and warrants reduced by the
number of shares which could
have been purchased with the
proceeds from exercise                       18,730       86,384      110,786

Shares outstanding
for computation of
per share earnings                       24,764,780   25,179,568   25,922,497

Net income                             $(15,614,000) $11,295,000   $9,124,000

Earnings per share                          $ (0.63)       $0.45        $0.35